Exhibit 99.1

INAP Provides 2019 Outlook with Enhanced Data Center Portfolio

-	2019 Revenue Outlook to Increase to $325 Million - $335 Million, excluding Revenue from Data Center and POP Asset Rationalization in 2018 to Improve Profitability.
-	2019 Outlook for GAAP Net Loss of $(37) Million - $(47) Million, with Adjusted EBITDA Increasing to $120 Million - $130 Million, or approximately 37% Margin for 2019, exiting towards 40% Margin.
-	Opportunities to Maintain Relatively Lower CapEx between $40 Million - $50 Million Fuels Organic Growth targets between 4-6% Enabled by Remaining Raised Floor Availability.
-	INAP Plans to Refinance Debt to Gain Additional Flexibility, Subject to Market Conditions
-	Board Authorizes initial $5 Million, Share Repurchase Program.
-	2019 Initiatives include Improved Portfolio Cost Savings, the Sale of Non-Core Assets, and Corporate Development in Key Metro Markets in Demand for Data Center Services.
-	Management to Hold Conference Call Today at 5 p.m. E.T.

RESTON, VA., December 18, 2018 -- Internap Corporation (NASDAQ:INAP), a global provider of performance-driven, full-spectrum data center and cloud solutions, today announced that, following the completion of a two-year transformation to return to growth, including its 2018 data center rationalization program, it is providing a preliminary 2018 year in review, and an initial 2019 outlook.

2018 Wrap-Up and Initial 2019 Outlook

Full-Year 2018 Revenue is expected to be within the outlook range of $320 million to $324 million.  Additionally, voluntary data center and POP asset closures were accelerated in the fourth quarter 2018 in order to exit near the new baseline of quarterly revenue. INAP expects these closures to reduce annual revenues by approximately $10 million, starting partially in Q418, and reaching a new baseline in Q119 as we expect a similar decline from customers exiting late in Q418.  We expect sequential growth in the remainder of 2019.  This acceleration puts the Company at the lower end of the previously announced 2018 revenue outlook range, with 4-6% organic growth from the now more profitable data center portfolio factored into the Full-Year 2019 Revenue Outlook of $325 million to $335 million.  INAP will continue corporate development activity to add data center assets in key metro markets such as Northern Virginia, Chicago, Toronto, and other major cities.  This will likely be offset throughout the year by the Company’s plan to explore the sale of non-core data center or business assets.

2018 Net Loss is expected to be approximately $(51) million - $(54) million, and $(37) million -$(47) million in 2019.  INAP expects improvements in profitability and cash flow through the completion of significant cost savings and portfolio enhancement initiatives undertaken by the new management team over the last two years.  2019 Adjusted EBITDA is to expand to a range of $120 million to $130 million.  Adjusted EBITDA will remain relatively flat sequentially from Q418 to Q119 as we eliminate the costs associated with the less profitable locations.  Adjusted EBITDA Margin targets are expected to expand on a near linear trend for a 2019 exit run rate of approximately 40%.

$ Millions	2017	Full-Year 2018	2019
	Reported Actual	Guidance	Initial Outlook
Revenue	$281	$320 - $324	$325-$335
Adjusted EBITDA (non-GAAP)	$92 32.7% Margin	$111 - $114 34.7% - 35.2% Margin	$120-$130 36.9% - 38.8% Margin
Capital Expenditures	$36	$40-$43	Approximately $40 with $10 Reserve

“In an effort to better communicate our portfolio improvement accomplishments during the last two years, we are pleased to announce portfolio enhancements that will continue to make INAP more profitable over the long term.  The acquisition of new data center footprints in Atlanta and Phoenix, as well as the Managed Service product advancement through SingleHop Cloud services, were simultaneously offset by the completion of data center and POP closures by the end of 2018.  This portfolio movement has been complex and time consuming, but all to improve our profitability and return the balance of core assets towards growth,” stated Peter D. Aquino, President and Chief Executive Officer.

Mr. Aquino continued, “In 2019, we have a new list of objectives that will continue to refine our asset portfolio, as we work towards gaining more flexibility in our capital structure.  The recent equity infusion created runway to continue growing our business and positions us to opportunistically refinance our credit facility when market conditions improve.  I will add that our credit profile remains strong with ample cash on our balance sheet, our $35 million revolver is undrawn and our total net leverage ratio is expected to be in the 5.3x area at quarter’s end giving us ample cushion relative to our credit facility covenant total net leverage ratio of 5.9x.  In addition, the cash savings from rent reduction in non-core sites are material, and enhanced by Adjusted EBITDA improvements while keeping the capital program relatively modest compared to our public peers given our existing capacity.  However, we will continue to rationalize our costs, opportunistically buy back shares if the stock remains severely undervalued in these volatile markets, and pursue corporate development actively to continue to strengthen our capabilities to serve customers in a growing industry.  We are in the right markets to capture growth, and eying larger deals as we build our pipeline.  We are in position to continue to succeed, and our sales teams are back in the game.”

Authorization of Stock Repurchase

INAP’s Board of Directors authorized management to repurchase an initial $5 million of INAP common stock, as permitted under INAP’s current credit facility. Repurchases of INAP’s common stock may be made from time to time, subject to market conditions, in open market or through privately negotiated transactions. INAP has no obligation to repurchase shares under the authorization, and the timing, actual number and value of shares which are repurchased will depend on a number of factors, including the price of the Company's common stock. The Company may suspend or discontinue the repurchase program at any time. In the future, the Board may consider new authorizations based on a new credit facility’s allowances should INAP shares remain significantly undervalued.

Conference Call

INAP will hold a 1-hour conference call today, Tuesday, December 18, 2018 at 5 p.m. E.T. to address analysts’ and investors’ questions after brief prepared remarks. The call can be accessed by dialing 877-334-0775. International callers should dial 631-291-4567; the audience passcode is 6679527. Listeners may connect to a simultaneous webcast of the call on the Investor Relations section of INAP’s web site at http://ir.inap.com/events-and-presentations.

An online archive of the webcast will be archived in the Investor Relations section of the Company’s website. An audio-only telephonic replay will also be accessible for 5 days by dialing 855-859-2056 using replay code 6679527. International callers can listen to the archived event at 404-537-3406 with the same code.

About INAP

Internap Corporation (NASDAQ: INAP) is a global provider of performance-driven, full-spectrum data center and cloud solutions. Through its portfolio of high-density colocation, managed cloud hosting and powerful network services, INAP partners with its customers, who range from the Fortune 500 to emerging startups, to create secure and scalable IT infrastructure solutions.  INAP operates in 53 primarily Tier 3 design data centers in 21 metropolitan markets and has 102 POPs around the world. INAP has over 1 million gross square feet in its portfolio, with approximately 600,000 square feet of sellable data center space.

For more information, visit www.inap.com.

Investor Contacts
Richard Ramlall	Carolyn Capaccio/Jody Burfening
Chief Communications Officer INAP	LHA
404-302-9982	212-838-3777
ir@inap.com	inap@lhai.com

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include statements regarding industry trends, our future financial position and performance, business strategy, revenues and expenses in future periods, projected levels of growth and other matters that do not relate strictly to historical facts. These statements are often identified by words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “projects,” “forecasts,” “plans,” “intends,” “continue,” “could” or “should,” that an “opportunity” exists, that we are “positioned” for a particular result, statements regarding our vision or similar expressions or variations. These statements are based on the beliefs and expectations of our management team based on information available at the time such statements are made. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. Therefore, actual future results and trends may differ materially from what is forecast in such forward-looking statements due to a variety of factors, including, without limitation: our expectations for 2018 and 2019  revenue, GAAP Net Loss, Adjusted EBITDA, GAAP Net Loss margin, Adjusted EBITDA margin, and capital expenditures; our forecast for organic revenue growth and margin expansion;  our ability to refinance our debt on favorable terms;  our ability to successfully complete the share repurchase program; and our ability to sell non-core assets.

These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.

Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. All forward-looking statements attributable to INAP or persons acting on its behalf are expressly qualified in their entirety by the foregoing forward-looking statements. All such statements speak only as of the date made, and INAP undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

In addition to providing financial measurements based on accounting principles generally accepted in the United States of America (“GAAP”), this press release includes additional financial measures that are not prepared in accordance with GAAP (“non-GAAP”), including Adjusted EBITDA and Adjusted EBITDA margin. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found below.

We define the following non-GAAP measures as follows:

•
Adjusted EBITDA is a non-GAAP measure and is GAAP net loss attributable to INAP shareholders plus depreciation and amortization, interest expense, provision (benefit) for income taxes, other expense (income), (gain) loss on disposal of property and equipment, exit activities, restructuring and impairments, stock-based compensation, non-income tax contingency, strategic alternatives and related costs, organizational realignment costs, pre-acquisition costs and claim settlement.

•	Adjusted EBITDA margin is Adjusted EBITDA as a percentage of revenues.

Adjusted EBITDA is not a measure of financial performance calculated in accordance with GAAP, and should be viewed as a supplement to - not a substitute for - our results of operations presented on the basis of GAAP. Adjusted EBITDA does not purport to represent cash flow provided by operating activities as defined by GAAP. Our statements of cash flows present our cash flow activity in accordance with GAAP. Furthermore, Adjusted EBITDA is not necessarily comparable to similarly-titled measures reported by other companies.

We believe Adjusted EBITDA is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. We believe that:

•
EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, income taxes, depreciation and amortization, which can vary substantially from company-to-company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired; and

•
investors commonly adjust EBITDA information to eliminate the effect of disposals of property and equipment, impairments, restructuring and stock-based compensation which vary widely from company-to-company and impair comparability.

Our management uses Adjusted EBITDA:

•	as a measure of operating performance to assist in comparing performance from period-to-period on a consistent basis;

•	as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and

•	in communications with the board of directors, analysts and investors concerning our financial performance.

Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented as we understand certain investors use it as one measure of our historical ability to service debt. Also Adjusted EBITDA is used in our debt covenants.

Although we believe, for the foregoing reasons, that our presentation of the non-GAAP financial measure provides useful supplemental information to investors regarding our results of operations, our non-GAAP financial measure should only be considered in addition to, and not as a substitute for, or superior to, any measure of financial performance prepared in accordance with GAAP.

A reconciliation of GAAP Net Loss Attributable to INAP Shareholders to full year 2017 Adjusted EBITDA and then to forward looking Adjusted EBITDA and Adjusted EBITDA margin for full-year 2018 and 2019 is as follows (in millions):

			Narrowed
			Guidance within
	Actual		Previous Range				2019 Guidance
	2017		as of 11/1/2018				as of 12/17/2018
			Low		High		Low		High
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

Net revenues	$281	100.0%	$320	100.0%	$324	100.0%	$325	100.0%	$335	100.0%

Net loss (GAAP) attributable to INAP Shareholders	$(45)	(16.0)%	$(54)	(16.9)%	$(51)	(15.7)%	$(47)	(14.5)%	$(37)	(11.0)%
Add:
Depreciation and amortization	75	26.7%	88	27.5%	88	27.2%	90	27.7%	90	26.9%
Interest expense	51	18.1%	65	20.3%	65	20.1%	68	20.9%	68	20.3%
Provision for income taxes	0	0.0%	0	0.0%	0	0.0%	0	0.0%	0	0.0%
Exit activities, restructuring and impairments	6	2.1%	4	1.3%	4	1.2%	2	0.6%	2	0.6%
Stock-based compensation	3	1.1%	4	1.3%	4	1.2%	5	1.5%	5	1.5%
Non-income tax contingency and acquisition costs	1	0.4%	4	1.3%	4	1.2%	2	0.6%	2	0.6%
Other costs	1	0.4%	0	0.0%	0	0.0%	0	0.0%	0	0.0%
Adjusted EBITDA (non-GAAP)	$92	32.7%	$111	34.7%	$114	35.2%	$120	36.9%	$130	38.8%

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